FOR IMMEDIATE RELEASE                             APRIL 2, 2002
Contact: Trend Mining Company                     Phone: 208-664-8095
Kurt Hoffman, President                           E-mail: Kurt@trendmining.com

    TREND MINING COMPANY ACQUIRES 100% INTEREST IN THE LAKE OWEN PLATINUM-GOLD
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                        PROPERTY, ALBANY COUNTY, WYOMING.
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Coeur d'Alene, ID- Trend Mining Company (OTC-BB:TRDM) is pleased to announce that it has acquired a 100% interest in the Lake Owen property in Albany County, Wyoming.

The Lake Owen property is a platinum-palladium-gold occurrence that is found within an extensive layered mafic intrusive complex of the type found at the Stillwater Mine in Montana and the Bushveld complex in South Africa. With lateral dimensions of approximately four by six miles and a stratigraphic thickness of approximately 20,000 feet, it is believed to represent one of the most significant known occurrences of this type in the United States.

Kurt Hoffman, Trend's President, commented, "Securing sole ownership of Lake Owen represents an important milestone for the company as it positions itself to become one of the premier platinum group metals (PGM) exploration companies in North America. We look forward to exploring Lake Owen as well as our other properties with the objective of discovering an economic platinum group ore body".

The Lake Owen property was discovered in the early 1980's by geologists from Chevron Minerals, the then-minerals and mining arm of what is now ChevronTexaco Corp. At the time of the discovery, Chevron was developing the Stillwater palladium-platinum mine in Montana along with its partner in the project, Johns-Mansville Corporation.

The development of the Stillwater deposit resulted in the first significant and successful primary PGM mine outside of Africa. The discovery of Stillwater in turn stimulated more active PGM exploration in the Wyoming craton mineral province (which includes the Stillwater complex). In 1982, Chevron initiated geological reconnaissance at the Lake Owen district. Chevron's interest in this district was especially pronounced because of its many geological similarities to the Stillwater.

Between 1983 and 1992, Chevron completed thirteen diamond drill holes totaling 5,214 feet. Drilling consisted of relatively short angle holes of an average length of about 400 feet, and which typically reached a vertical depth of about 250 feet. This drilling returned values of up to 4.22 grams per ton of PGM's plus gold. Chevron's successful exploration program at Lake Owen identified four separate zones or layers that host anomalous PGM's. The upper PGM zone has been traced for approximately 6 miles along strike. The middle PGM horizon is approximately 1500 feet stratigraphically below the upper zone, while the lower PGM zone is situated approximately 5500 feet stratigraphically below the upper zone.


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Chevron subsequently withdrew from mineral exploration and development, and thereafter, the mineral rights at Lake Owen were secured by General Minerals Corporation. However, Chevron did retain a net smelter return royalty on future revenues which may be generated at Lake Owen.

Trend entered into an option agreement with General Minerals in October 1999 that allowed the Company to earn a 100% interest in the property by issuing General Minerals 845,934 shares of common stock and agreeing to spend U.S. $750,000 on exploration and property payments within three years. Since that time, Trend has expanded the original claim group of 104 claims by over 500% to a total of 613 unpatented claims covering over 12,000 acres, making it the dominant landholder in the Lake Owen district. The total work commitments have now been satisfied by the issuance of 1,100,000 restricted shares of the common stock of the Company.

Commented Mr. Hoffman, "Trend is planning a program that is designed to delineate further the known mineralization and to explore for additional, higher-grade PGM horizons within this extensive layered intrusive complex. The Company is working to obtain the additional financing required to accomplish this objective. The primary goal of our exploration efforts is to discover an economic PGM deposit in North America. Lake Owen portrays the distinctive geological characteristics that are required to potentially achieve this objective."

Financing for Trend, up to this point, has largely been secured through entities managed by financier Asher Edelman and associated parties of mining venture capitalist Thomas Kaplan.

The Edelman Group is a New York City-based asset manager and merchant bank focused on asset-based value investing. Founded in 1969 by financier Asher B. Edelman, the firm's stated objective is to uncover and invest in U.S., French, Swiss and Canadian companies which represent superior value relative to their net assets and franchise value, and to take an active role in advising investors and working with the managements of these companies to realize the full value of their equity.

The Edelman Group combines rigorous financial analysis and independent appraisals with the expertise and experience of its money management advisory group to achieve high absolute returns for investors and has been a principal and catalyst investor in a number of undervalued companies in North America and Europe, including those involved with natural resources and real assets.

Mr. Edelman, whose stake in Trend Mining Company now accounts for about 18% of the Company's outstanding shares, stated that "Platinum Group Metals represent the nucleus of present and future environmental and energy supply technologies. We are confident that the experienced management team at Trend Mining Company


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will successfully explore and develop the Company's singular portfolio of properties. In addition, the striking similarities of the Lake Owen project to the Stillwater Complex and also the Bushveld Complex, respectively North America and Africa's most important Platinum Group Metals deposits, have given us strong encouragement to support Trend in its acquisition program".

Mr. Thomas Kaplan is a private investor focused on mining and natural resources. After concluding his studies at Oxford University, Mr. Kaplan began his career in the early 1990's serving as an advisor to private clients seeking to identify and assess global trends in politics and economics and the way in which such trends relate to international financial markets and individual equity opportunities. Mr. Kaplan is a principal of several investment entities including Consolidated Commodities Ltd., which provided the first round of financing for Apex Silver Mines Limited, a venture capital start-up that has developed into a leading silver equity listed on the American Stock Exchange. Mr. Kaplan serves as Chairman of the Board Of Directors of Apex Silver Mines. He is also a director of Electrum LLC, which is a principal shareholder of Trend Mining Company and, with related entities, now controls about 48% of the Company.

Trend Mining Company is a United States-based Platinum Group Element exploration company with a diverse portfolio of properties located in the States of Wyoming, Montana, Nevada, Oregon, California and also in Saskatchewan, Canada. Certain statements contained herein may contain forward-looking statements that involve risks and uncertainties. Therefore, actual results may differ materially from those projected or implied. As a result, these forward-looking statements represent the Company's best judgment as of the date of this news release.


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